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                                                                   EXHIBIT 99.12

         THE FOLLOWING IS A DESCRIPTION OF PACIFIC UNION BANK'S CAPITAL STOCK TAKEN FROM PACIFIC UNION BANK'S FORM 10 FILED PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         The authorized capital stock of the Bank consists of 30,000,000 shares of Common Stock, par value $6.00 per share. As of June 2, 2000, there were issued and outstanding 6,666,667 shares of the Bank's Common Stock. A summary of the rights, preferences, privileges and restrictions of the Bank's Common Stock is set forth below.

DIVIDENDS

         The Bank can pay dividends as and when declared by the Board of Directors, subject to compliance with limitations imposed by law. Each share of Common Stock has the right to participate equally in dividends declared by the Board of Directors out of funds legally available therefor. The Board of Directors does not anticipate paying cash dividends for the foreseeable future. See "Item 9 -- Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters -- Dividends" herein.

VOTING RIGHTS

         All voting rights are vested in the holders of the Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in his name on the books of the Bank on any matter submitted to the vote of the shareholders, except that in connection with the election of directors, shares are entitled to be voted cumulatively if a candidate's name has been placed properly in nomination prior to the voting and a shareholder present at the meeting gives notice of his or her intention to vote cumulatively. Cumulative voting entitles a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder, or to distribute his or her votes on the same principle between or among two or more nominees as he or she deems appropriate. The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected under cumulative voting. KEB has entered into a voting agreement with the Bank specifying that KEB agrees to not vote its shares at the Bank's 2001 Annual Meeting of Shareholders for more than four nominees for director who would not be outside directors. The voting agreement does not limit KEB from voting its shares for any nominees who would be outside directors.

LIQUIDATION

         In the event of a voluntary or involuntary liquidation, dissolution or winding up of the corporation, after distribution in full of the preferential amounts to be distributed to the holders of all classes and series of stock entitled thereto and to the holders of capital notes, if any, as provided for in the California Financial Code, the holders of the Common Stock shall be entitled to receive all the remaining assets of the corporation.

ABSENCE OF PREEMPTIVE RIGHTS

         Holders of the Common Stock of the Bank do not have preemptive rights to subscribe for additional shares on a pro rata basis when and if such additional shares are offered for sale by the Bank.

MISCELLANEOUS

         Each share of Common Stock has the same rights, preferences, and privileges as every other share, and is entitled to one vote at any meeting of shareholders (except as described above). The Common Stock has no conversion or redemption rights or sinking fund provisions applicable thereto. All of the shares of Common Stock outstanding are fully paid and non-assessable.

         California law prohibits a California state-chartered bank from lending on the security of, or for the purpose of purchasing, its own stock and from purchasing shares of its own stock unless approved in advance by the Commissioner or unless such purchase in necessary to prevent loss to the bank on debts previously contracted in good faith.

         The Bank utilizes U. S. Stock Transfer Corp., Glendale, California, as its transfer agent.